SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         Current Report
               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)   January 4, 1994

                       Heilig-Meyers Company
     (Exact name of registrant as specified in its charter)


                              Virginia
          (State or other jurisdiction of incorporation)


       #1-8484                          54-0558861
(Commission File Number)       (IRS Employer Identification No.)


2235 Staples Mill Road, Richmond, Virginia         23230
(Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code  (804) 359-9171



(Former name or former address, if changed since last report)

Item 5.  Other Events

     On January 4, 1994, a wholly-owned subsidiary of Heilig-Meyers Company ("Heilig-Meyers") acquired, effective as of January 1, 1994, certain assets relating to 92 stores of McMahan Furniture Company ("McMahan") of Carlsbad, California. Sixty-five of these stores are in California, twelve in Arizona, seven in New Mexico, four in Texas, three in Nevada and one in Colorado. The purchase price, net of accounts receivable and real estate, was approximately $55 million. Accounts receivable of approximately $100 million were securitized and purchased by an unaffiliated party. Heilig-Meyers will act as servicer for these accounts. Heilig-Meyers has entered into an interim lease for the 70 stores owned by McMahan entities and has assumed the leases on the remaining store properties. It is expected that the real estate owned by McMahan entities will be purchased by an unaffiliated entity for approximately $57 million and leased to Heilig-Meyers. This transaction is scheduled to close later in January 1994. McMahan also operates banking and specialty insurance entities, which it will retain.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

     The following exhibit is incorporated by reference as a part of this report.

          2. Asset Purchase Agreement, dated as of November 24, 1993, as amended, between McMahan Furniture Company, a California corporation, the other sellers named therein and Heilig-Meyers Furniture Company, a North Carolina corporation, filed as Exhibit 2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1993, is incorporated herein by reference.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              HEILIG-MEYERS COMPANY

Date:  January 19, 1994       /s/Joseph R. Jenkins
                              Joseph R. Jenkins
                              Executive Vice President
                              Principal Financial Officer